Exhibit 10.99z

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), is entered into as of January 12, 2012 (the “Effective Date”) by and between Location Based Technologies, Inc., a Nevada corporation (“Company”), and Desiree Mejia (“Executive”).

W I T N E S S E T H:

WHEREAS, Company is a technology and telecommunications company that has designed and patented wireless communications products and systems combining advanced wireless technology to provide features of location based devices; and

WHEREAS, Company wishes to assure itself of the services of Executive for the period and upon the terms and conditions provided in this Agreement; and

WHEREAS, Executive is willing to serve in the employ of Company on a full-time basis for said period and upon the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.               Employment.

a.           Term and Title.  Subject to the terms and conditions of this Agreement, Company hereby agrees to employ Executive as Chief Operating Officer, or in such other responsible or additional executive capacity as set forth herein, commencing on the Effective Date and continuing in full force and effect until the fifth (5) anniversary of the Effective Date; provided however, that the term of this Agreement shall automatically be extended for additional one-year periods unless either party provides written notice to the contrary at least sixty (60) days prior to the end of the term then in effect (“Employment Term”).

b.           Duties and Responsibilities.  During the Employment Term, Executive agrees to devote his/her working time and attention to the business and affairs of Company and to faithfully and efficiently perform all reasonable responsibilities and duties commensurate with his/her position in Company to the best of his/her skill and abilities, in a competent and professional manner.  Executive agrees to fulfill such general management duties and responsibilities as are consistent with his/her position.  In addition, Executive shall serve as a director of the Company without additional compensation if elected by the stockholders of the Company.

c.           Exclusive Services.  During the Employment Term, Executive further agrees not to engage in any business or perform any services that are competitive with the business of or services provided by Company or that may be deemed to constitute a conflict of interest.  Notwithstanding anything to the contrary contained in this Section 1(c), Executive shall not be prohibited from (i) rendering services to relatives, charitable or community organizations; (ii) managing his/her personal investments in such manner as to not interfere with the performance of his/her duties hereunder; or (iii) owning no more than 4.99% of the equity securities of a corporation or other entity, the securities of which are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

2.              Compensation; Benefits.  During the Employment Term, Executive shall be entitled to the compensation package and benefits provided below:

a.           Base Salary.  During the Employment Term, in full consideration for the services to be rendered by Executive and in complete discharge of Company’s salary obligations hereunder, Company shall pay to Executive a base salary (“Base Salary”) of Fifteen Thousand dollars ($15,000) per month, which amount shall be paid to Executive in accordance with Company’s payroll policies as in effect from time to time for senior executives of Company, subject to all standard payroll deductions, if any.

b.           Adjustments to Base Salary.  The monthly Base Salary shall be automatically increased by Two Thousand Five Hundred Dollars ($2,500) per month upon Company first achieving each of the following milestones (to be measured at the end of each fiscal quarter on the basis of the trailing twelve (12) months): (i) One Million Five Hundred Thousand Dollars ($1,500,000) in Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) ; (ii) Two Million Five Hundred Thousand Dollars ($2,500,000) in EBITDA; (iii) Three Million Five Hundred Thousand Dollar ($3,500,000) in EBITDA; and (iv) Four Million Five Hundred Thousand Dollars ($4,500,000) in EBITDA.

c.           Option Grant.  The Company shall grant to Executive under the Amended and Restated 2007 Incentive Stock Plan (“Plan”) options to purchase four million (4,000,000) shares of Company common stock at a price equal to ten percent (10%) above the thirty day volume weighted average price on the date of the signing of this Agreement.  The vesting schedule shall be as follows, provided, however, that none of such options may be exercised unless and until the Plan has been approved by the stockholders of Company:

(i)  500,000 options shall vest immediately as a year-end bonus for 2011.

(ii)  250,000 options shall vest upon achieving 100,000 worldwide activations (including U.S.).

(iii)  250,000 options shall vest upon completing a capital raise in the form of a term loan, equity investment or equity-linked investment of Twenty Million Dollars ($20,000,000) or greater.

(iv)  250,000 options shall vest upon succesfully listing of Company common stock on the NYSE Amex Equities.

(v)  500,000 options shall vest upon succesfully listing of Company common stock on the NASDAQ Stock Market.

(vi)  In the event a Change of Control as defined in the Plan, any of the four million (4,000,000) options which have not vested or been cancelled shall automatically vest on such terms and conditions as the Board of Directors of the Company (the “Board”) deems appropriate.

Within twenty (20) days prior to the vesting of options under Section 2(c)(iii), (iv) or (v) above, Executive, in his/her sole discretion, may notify Company that he/she elects to receive the following amount of cash in lieu of the vesting of the additional options: Seventy Five Thousand Dollars ($75,000) under Section 2(c)(iii) or (iv) and One Hundred Fifty Thousand Dollars ($150,000) under Section 2(c)(v).  In the event of such an election, Company shall pay such amount to Executive in cash promptly following occurrence of the event that would cause such vesting and the options that otherwise would have vested shall be cancelled.

d.           Bonus.  Each year during the Employment Term, the Company may pay a bonus to Executive, which may be part of a general bonus plan established by the Board.

e.           Stock Incentive Plan/Options for Performance. Executive shall be entitled to participate in the Plan of the Company on such terms as the Board deems appropriate from time to time.

f.            Expenses.  Company recognizes that in connection with Executive’s performance of Executive’s duties and obligations under this Agreement, Executive shall incur certain expenses of a business character.  Company shall reimburse Executive for all ordinary and reasonable expenses incurred by Executive in connection with performance of his/her duties hereunder, provided that Executive submits to Company substantiation of such expenses.

g.           Fringe Benefits/Insurance.  Executive shall be entitled to participate in any and all benefits and perquisites as are generally provided by the Company for the benefit of its executive employees including, but not limited to, eligibility for participation in any group life, health, dental, vision, hospitalization, disability or accident insurance, pension plan, retirement savings plan, 401(k) plan, or other such benefit plan or policy which may presently be in effect or which may hereafter be adopted by the Company; provided, however, that nothing herein contained shall be deemed to require the Company to adopt or maintain any particular plan or policy, or to preclude the Company from amending or terminating any plan or policy.

h.           Vacation and Holidays.  Executive shall be entitled to four (4) weeks paid vacation per year.  Executive shall also be entitled to all paid holidays given by Company to its employees.

i.            Payment of Accrued Compensation.  If at the Effective Date any compensation payable to Executive has been accrued and unpaid and from and after the Effective Date any such compensation is accrued, Executive shall be entitled to payment of such accrued compensation in the following manner:

(i)  If the Company recieves an equity or equity-linked investment in the amount of Twelve Million Dollars ($12,000,000) or greater, Company shall pay Executive all accrued compensation in full.

(ii)  If the Company receives an capital investment which is strategic in nature (and therefore does not require the issuance of equity), of Eight Million Dollars ($8,000,000) or more, Company shall pay Exeutive any accrued compensaton in full. This includes, but is not limited to, the proceeds from the sale of any significant portion of the assets of the Company other than inventory in the ordinary course of business.

(iii)  If the Company acheives EBITDA of One Million Dollars ($1,000,000) or more, Company shall pay Exeutive on a monthly basis an amount equal to two times Executive’s monthly Base Salary until any accrued compensation has been paid in full.  EBITDA shall be measured at each fiscal quarter end and any salary adjustements shall begin on the first pay cycle of the following fiscal quarter. The final month’s remuneration may be adjusted as needed to prevent Executive from receiving more than the amount to which he/she is so entitled.

3.              Termination of Employment.

a.           Death.  In the event of Executive’s death occurring any time during the Employment Term, the Agreement shall automatically terminate in which event Company shall thereupon be released and discharged of and from all further obligations under this Agreement except as in Section 4 hereof.

b.           Incapacity.  In the event of Executive’s physical or mental disease or disability, to such a degree as to render Executive unable to substantially perform all of the duties and responsibilities with which Executive is then charged for a period of 180 consecutive days (“Incapacity”), Company may terminate Executive’s employment upon written notice to Executive that he/she is being terminated for Incapacity.  Executive’s termination due to Incapacity shall be effective the later of (i) the expiration of the above period of Incapacity or (ii) 30 days after the date of such notice.

c.           Resignation.  Executive may resign his/her current position with Company and thereby terminate his/her employment, for any reason by giving Company 90 days advance written notice.

d.           Termination for Cause.  Notwithstanding anything to the contrary contained in this Agreement, Company may, by written notice to Executive, immediately terminate Executive’s employment for “Cause.”  For purposes of this Agreement, “Cause” shall mean that one of the following events (each, a “Cause Event”) shall have occurred after the Effective Date:  (i)  Executive’s ongoing material breach of a material provision of this Agreement, following written notice of such breach from the Board and a reasonable period of time to cure; or (ii) chronic alcoholism or any other form of addiction that prevents Executive from performing the essential functions of his/her position with a reasonable accommodation.

e.           Suspension for Cause.  Company may, by written notice to Executive, suspend the employment of Executive only for Cause.  If Company exercises such right of suspension, Executive’s obligation to render services, but not Company’s obligation to pay Executive’s Base Salary, shall be suspended for the period of time set forth in the notice; but in no event shall such suspension exceed a period of time equal to three (3) consecutive months.  Company may, in its reasonable discretion by written notice, terminate the employment of Executive at the expiration of the suspension period.

f.           Termination without Cause.  Any of the following shall constitute a “termination without cause”:  (i) termination of Executive’s full-time employment hereunder for any reason other than set forth in Sections 3(a) through (e) above; (ii) failure to elect or re-elect, or appoint or re-appointment, Executive as _____________________ of the Company, unless consented to by Executive; (iii) a material change in Executive’s functions, duties or responsibilities with the Company, which change would cause Executive’s position to become one of substantially less responsibility or scope, unless consented to by the Executive; or (iv) a material reduction in benefits or perquisites to Executive from those being provided as of the Effective Date, unless consented to by Executive.

4.              Rights Upon Termination.

a.           Upon termination of Executive’s employment pursuant to Section 3(a), (b) or (c) hereof, Executive shall receive (i) any salary or monies previously due and owing to Executive and remaining unpaid; (ii) outstanding reimbursable business expenses; (iii) all earned but unused vacation time; (iv) life insurance benefits, if applicable, and (v) all other benefit entitlements in which Executive is a participant.

b.           In the event Executive’s employment is terminated by Company for Cause pursuant to Section 3(d) or (e) hereof, Executive shall be entitled to payment for (i) all outstanding reimbursable business expenses, (ii) any unpaid Base Salary or incentive compensation that has accrued and has been earned for services performed by Executive prior to the effective date of the termination, and (iii) all earned but unused vacation time.  Executive shall not be entitled to any other payments or compensation.  Company shall be released and discharged of and from any further obligation to Executive, except the payment of any monies previously due and owing to Executive.

c.           In the event Executive’s employment is terminated by Company pursuant to Section 3(f) hereof, Company shall pay Executive the Base Salary at least equal to the salary, including all bonuses and commissions, of the highest paid employee of the Company and medical benefits through the end of the Employment Term, or if such termination occurs in the last year of the Employment Term for a period of two years after the date of termination. If at any time during such period any events occur that would have resulted in increasing the Base Salary under the provisions of Section 2(b) if Executive were still employed by Company, Executive shall promptly be paid such additional amounts.  In addition, any of the four million (4,000,000) options granted under Section 2(c) hereof which have not vested or been cancelled shall automatically vest in the event Executive’s employment is terminated by Company pursuant to Section 3(f) hereof.

Executive shall not be entitled to any other payments or compensation.  Company shall be released and discharged of and from any further obligation to Executive, except the payment of any monies previously due and owing to Executive.

d.           Sole Obligations of Company.  Company shall have no other contractual obligations to Executive upon termination of Executive’s employment for any reason, except as explicitly set forth in this Section 4 of this Agreement.

5.              Cooperation Following Termination.  Executive agrees that, following notice of termination of his/her employment with Company, he/she will cooperate fully with Company in all matters relating to the completion of his/her pending work on behalf of Company and the orderly transition of such work to such other officer as Company may designate.  Executive further agrees that during and following the termination of his/her employment with Company, he will cooperate fully with Company as to any and all claims, controversies, disputes or complaints over which he/she has any knowledge other than his or her employment relationship with Company; provided, however, Executive will be reimbursed by Company for any out of pocket expenses incurred pursuant to his/her duties under this Section 5 and reasonably compensated for his/her time.  Such cooperation includes, but is not limited to, providing Company with all information known to him/her related to such claims, controversies, disputes or complaints and appearing and giving testimony in any forum.

6.              Confidential Information.

a.           Company Information.  Executive acknowledges that during the course of employment, Executive will have access to information about Company and that Executive’s employment with Company shall bring Executive into close contact with proprietary information of Company.  In recognition of the foregoing, Executive agrees at all times during and following Executive’s employment with Company, to hold in confidence, and not to use, except for the benefit of Company, or to intentionally disclose to any person, firm, corporation or other entity without written authorization of Company, any “Confidential Information” of Company which Executive obtains or creates.  Executive understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists, prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to Executive by Company in writing or by drawings of parts or equipment, or created by Executive during the period of Executive’s employment (the “Employment Period”) during working hours.  Executive understands that “Confidential Information” includes information pertaining to any aspects of Company’s business which is either information not known by actual or potential competitors of Company or is proprietary information of Company or its customers or suppliers, whether of a technical nature or otherwise.  Executive further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Executive.

b.           Third Party Information. Executive recognizes that Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on Company’s part to maintain the confidentiality of such information and to use such information only for certain limited purposes.  Executive agrees to hold all such confidential or proprietary information in confidence and not to intentionally disclose it to any person, firm or corporation or to use it except as necessary in carrying out his/her work for Company consistent with Company’s agreement with such third party.

7.              Inventions.

a.           Inventions Retained and Licensed.  Executive represents and warrants to Company that there are no inventions, original works of authorship, developments, improvements, or trade secrets which were made by Executive prior to the commencement of his/her employment with the Company under this Agreement (collectively, “Prior Invention(s)”), which belong solely to Executive or belong to Executive jointly with another, which relate in any way to any of Company’s proposed businesses, products or research and development, and which are not assigned to Company hereunder.  If, in the course of the Employment Period, Executive incorporates into a Company product, process or machine a Prior Invention owned by Executive, Company is hereby granted and shall have a non-exclusive, non-royalty-based, license to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such Company product, process or machine.

b.           Assignment of Inventions.  Executive agrees that Executive will promptly make full written disclosure to Company, will hold in trust for the right and benefit of Company, and hereby assigns to Company, or its designee, all rights, title and interests throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Employment Period that (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of Company; (ii) result from or relate to any work performed for Company during normal business hours; and (iii) are developed through the use of Confidential Information (collectively, “Inventions”).  Executive further acknowledges that all Inventions, which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with Company, are “works made for hire” and are compensated by the Base Salary, unless regulated otherwise by a separate agreement between the “Company” and the “Executive.”

c.           Inventions on Executive’s Own Time.  The provisions of Section 7(a) and 7(b) above do not apply to any invention which qualifies fully under the provisions of California Labor Code §2870, which provides as follows:

§ 2870 – Employment agreements; assignment of rights

(a)  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.

(b)  To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a) of Section 2870, the provision is against the public policy of this state and is unenforceable.

d.           Patent and Copyright Rights.  Executive agrees to assist Company, or its designee, at Company’s expense, in every reasonable way to secure Company’s rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which are necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto.

8.              Return of Company Documents.  Executive agree that, at the time of termination of employment with Company for any reason, Executive will deliver to Company (and will not keep in his/her possession, recreate or deliver to anyone else) any and all Confidential Information and all other documents, materials, information or property belonging to Company, its successors or assigns. Executive further agrees that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

9.              Injunctive Relief.  Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in Sections 6 and 7 of this Agreement will result in substantial, continuing and irreparable injury to Company.  Therefore, Executive hereby agrees that, in addition to any other remedy that may be available to Company, Company shall be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach of threatened breach of the terms of this Agreement.

10.            Miscellaneous.

a.           Governing Law. This Agreement is deemed to be entered into and performed in Orange County, California.  Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflict of law rules of California.  The parties hereby submit to the exclusive jurisdiction of the state of California in connection with any dispute arising from or related to this Agreement, and Orange County shall be the sole venue therefore.

b.           Modifications and Amendments.  This Agreement may be modified or amended only by a written instrument executed by the parties hereto and approved in writing by a duly authorized officer of Company and signed by Executive. No modification or amendment shall be effective absent such approval.

c.           Independence and Severability.  Each of the rights enumerated above shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to Company at law or in equity.  If any of the covenants contained herein or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions.  If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provision or the area or scope covered thereby, Executive agrees that the court or arbitrator making such determination shall have the power to reduce the duration, scope and/or area of such provision and in its reduced form said provision shall then be enforceable.

d.           Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given as of the date if delivered in person or by telecopy, on the next business day, if sent by a nationally recognized overnight courier service, and on the third business day if mailed by registered mail, return receipt requested, postage prepaid, and if addressed to the Company then at its principal place of business, or if addressed to Executive, then his/her last known address on file with the Company.

e.           Waiver.  The observation or performance of any condition or obligation imposed upon Executive hereunder may be waived only upon the written consent of Company and the Executive.  Such waiver shall be limited to the terms thereof and shall not constitute a waiver of any other condition or obligation of Executive under this Agreement.

f.            Assignment.  This Agreement is personal to Executive and shall not be assigned by him/her. Company may assign its rights hereunder to (a) any corporation or other legal entity resulting from any merger, consolidation or other reorganization to which Company is a party or (b) any corporation, partnership, association or other legal entity or person to which Company may transfer all or substantially all of the assets and business of Company existing at such time.  All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

g.           Headings.  The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

h.           Counterparts.  This Agreement may be executed in one or more counterparts and transmitted electronically, a copy of which shall constitute an original and each of which, when taken together, shall constitute one and the same agreement.

i.            Survival of Provisions.  Notwithstanding anything to the contrary in this Agreement, Sections 5, 6, 7, 8, 9 and 10 of this Agreement shall survive the termination of this Agreement for the period of time so specified or implied in such Sections, respectively.

j.            Arbitration.  Any controversy, dispute or claim of any nature whatsoever involving Company and Executive or Executive’s spouse or family, including without limitation any claims arising out of, in connection with, or in relation to this Agreement or Executive’s employment with Company, any claims of unlawful discrimination, sexual harassment or wrongful termination, and any issues of arbitrability of any such disputes, will be resolved by final and binding arbitration before the American Arbitration Association in Orange County, California, in accordance with its employee arbitration rules.

k.           Entire Agreement.  This Agreement is a restatement of, and shall replace, the Executive Employment Agreement dated as of January 12, 2012 between the Company and Executive, and constitutes the entire understanding between the parties hereto in respect of the employment of Executive by Company, superseding all negotiations, prior discussions, prior written, implied and oral agreements, preliminary agreements and understandings with Company or any of its officers, employees or agents, including without limitation the Executive Employment Agreement dated October 11, 2007 between Company and Executive.

IN WITNESS WHEREOF, this Agreement is executed and agreed to as of the Effective Date.

COMPANY:

LOCATION BASED TECHNOLOGIES, INC.

By: /s/ Dave Morse
Name:  David Morse
Title:  CEO

EXECUTIVE:

/s/ Desiree Mejia
Desire Mejia